Syracuse, New York, August 28, 1998.  Equivest Finance, Inc.
(NASD-EQUI) today announced that it had completed the previously announced acquisition of Eastern Resorts Corporation of Newport, Rhode Island, one of the largest developers of timeshare resorts in New England. As a result of the acquisition, Eastern Resorts became a wholly-owned subsidiary of Equivest and the outstanding common stock of Eastern Resorts was exchanged for $15 million in cash and 3.2 million shares of common stock of Equivest. Equivest financed the cash portion of the purchase price through a short-term bridge loan from Credit Suisse First Boston Mortgage Capital LLC, which received a warrant exercisable for 180,000 shares of the common stock of Equivest at a price of $8.00 per share.

               Eastern Resorts was founded by Mr. R. Perry Harris in 1981. It developed, and continues to manage, six vacation resorts in Rhode Island and Massachusetts, with a seventh resort currently in construction in Westen, Massachusetts. Eastern Resorts sells and finances timeshare interests in individual vacation units for the properties under its management. During the seven month period ending July 31, 1998, Eastern Resorts had total revenues of approximately $14,987,433 and pretax earnings of $2.3 million. Mr. Harris will continue to serve as Chief Executive Officer of Eastern Resorts under a long-term employment contract. He will also join the Board of Directors of Equivest. The senior management team of Eastern Resorts has substantial experience within the timeshare industry, and on average, significant tenure with Eastern Resorts, which is expected to continue.

               The acquisition of Eastern Resorts is expected to complement the activities of Equivest's wholly-owned subsidiary Resort Funding, Inc., which specializes in financing the development of destination resorts in the timeshare industry, as well as the purchase of vacation ownership intervals bought by consumers in timeshare resorts. Through Resort Funding, Equivest is actively financing resorts throughout the United States and in selected foreign markets. Equivest believes that the Eastern Resorts' acquisition enhances the Company's comprehensive approach to serving both developers and consumers in the vacation/leisure industry. It also provides Resort Funding a core base of receivables financing volume. "This acquisition is a major step in broadening Equivest's market and diversifying its revenue base. We are very pleased to have completed the merger and look forward to building on the excellent record of Eastern Resorts. We are particularly pleased to have joined forces with the superb group of employees at Eastern Resorts" said Richard C. Breeden, Chairman and Chief Executive Officer of Equivest.

               Certain statements (including without limitation the statements concerning the merger and the operation of the combined companies after the consummation of the merger) contained in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on Equivest's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Equivest notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors affecting the plans and potential results and operations of Equivest and Eastern Resorts as combined companies, as well as the risks and uncertainties that may affect the operations, performance, development, and results of Equivest's and Eastern Resorts' businesses, include the ability of the two companies to successfully integrate their operations, a downturn in the real estate cycle or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom Equivest does business, such as the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, prepayments by developers, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

Contact: Ben Cesare of Cohn & Wolfe (212) 598-3651